                             BRAZIL FAST FOOD CORP.

                             STOCKHOLDERS' AGREEMENT



          THIS AGREEMENT is made as of the 11th day of August, 1997, by and among Brazil Fast Food Corp., a Delaware Corporation (the "Company"); AIG
Latin America Equity Partners, Ltd., a Bermuda company (the "Fund"); and the Persons named in Schedule A hereto (each a "Management Group Stockholder" and, collectively, the "Management Group Stockholders"). The Management Group Stockholders and the Fund are collectively referred to herein as the "Stockholders". Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Stock Purchase Agreement (as such term is hereinafter defined).

                               W I T N E S S E T H

                  WHEREAS, the Management Group Stockholders are the beneficial owners of the issued and outstanding shares of common stock, par value $0.0001 per share of the Company (the "Common Stock") set forth opposite their names on Schedule A hereto;

                  WHEREAS, the Fund and the Company are simultaneously with the entering into of this Agreement, entering into a certain Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Fund is purchasing 1,500,000 shares of Common Stock and the Company has agreed to issue to the Fund five-year warrants to purchase 250,000 shares of the Common Stock (the "Warrants"); and

                  WHEREAS, one of the conditions to Closing (as defined in the Stock Purchase Agreement) is the execution and delivery of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, the parties intending to be legally bound agree, effective on the date of this Agreement, to the following terms and conditions:

          1. Transferees. For purposes of this Agreement, unless otherwise provided herein, the term "Management Group Stockholders" shall include any permitted transferees of a Management Group Stockholder, to the extent of any such transfer. For the purposes of this Agreement, the term "Investor Group" shall include the Fund and the following transferees of the
Fund: (i) the partners of the Fund; (ii) any affiliate of the Fund or a partner thereof; and (iii) transferees of any of the foregoing holding more than 750,000 of the outstanding shares of Common Stock (including shares obtainable upon exercise of the Warrants), which transferee has been approved by the Board of Directors of the Company, which approval shall not be unreasonably withheld or delayed; provided, however, that without the approval of the Board of Directors of the Company, a transferee described in clause (iii) above shall nevertheless be included in such definition for all purposes of this Agreement, except with respect to Section 8(C), Sections 9(i), 9(ii), 9(iv), 9(vii), 9(x), 9(xi), 9(xii), and 9(xiii) and Section 10 hereof.


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                  2. Stock. The Fund is the registered owner of an aggregate of
1,500,000 shares of Common Stock, and the Warrants and the Management Group Stockholders are the registered owners of that number of shares of Common Stock, stock options and warrants set forth opposite such Management Group Stockholders name on Schedule B hereto (collectively, and together with any shares of Common Stock acquired or over which beneficial ownership is obtained after the date hereof, the "Shares"). Each Stockholder's Shares shall be subject to a number of restrictions as set forth in this Agreement.

                  3. Representations and Warranties of the Company.

                  The Company hereby represents and warrants to the Fund as follows:

                     (A) Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to so qualify could not have a Material Adverse Effect. Each of the Company and its subsidiaries has all required power and authority (corporate and other) to own, operate and lease its properties and assets and to carry on its business as presently conducted, and the Company has all requisite power and authority (corporate and other) to enter into and perform this Agreement and to carry out the transactions contemplated hereby. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents. No consent, approval, order, license, permit or authorization of, or registration, declaration or filing with, any Governmental Body or any other Person is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with this Agreement or the consummation of the transactions contemplated hereby.

                     (B) Authorization. This Agreement and all documents and instruments executed pursuant hereto, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties, assets, or businesses except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have and could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of the Company.

                     (C) Capitalization.

                     (i) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.0001 par value, and 5,000 shares of Preferred Stock $.01 par value, of which there were issued and outstanding immediately prior to Closing, 10,784,525 shares of


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Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to
(x) the exercise of options outstanding as of such date under the Company's Stock Option Plan (the "Stock Option Plan"), (y) the exercise of outstanding options ("Director Options") granted to certain Directors of the Company to purchase 220,000 shares of Common Stock and (z) the exercise of outstanding warrants evidencing the rights of the holders thereof to purchase an aggregate of 5,379,250 shares of Common Stock, as more fully described on Schedule 4.3 to the Stock Purchase Agreement and as provided for herein, in the Stock Purchase Agreement and the Warrant Agreement. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or any agreement to which the Company is a party or by which it is bound. Immediately prior to the Closing, the Company has reserved 500,000 shares of Common Stock for issuance to employees and consultants pursuant to the Stock Option Plan, no shares have been issued pursuant to option exercises, 372,500 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase or other rights. Immediately prior to the Closing, the Company has reserved 5,379,250 shares of Common Stock for issuance upon exercise of the warrants described on Schedule 4.3 to the Stock Purchase Agreement. Except for the rights created pursuant to this Agreement, the Stock Purchase Agreement, the Warrant Agreement, the warrants described on Schedule 4.3 to the Stock Purchase Agreement, the Stock Option Plan and the Directors Options, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Other than as set forth on Schedule 2(C) hereof, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Company capital stock (i) between or among the Company and any of its stockholders or other Persons and (ii) to the Best Knowledge of the Company, between or among any of the Company stockholders. True and complete copies of all agreements and instruments relating to or issued under the Stock Option Plan, have been filed as an exhibit to the SEC Documents and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from as filed.

                     (ii) Other than as provided in Schedule 2(C) and as set forth in the Registration Rights Agreement, there are no outstanding rights (other than those of which have been satisfied) which permit the holder thereof to cause the Company to file a registration statement under the Securities Act or which permit the holder thereof to include securities of the Company in a registration statement filed by the Company under the Securities Act, and there are no outstanding agreements or other commitments which otherwise relate to the registration of any securities of the Company under the Securities Act. All securities of the Company heretofore issued and sold by the Company were issued and sold in compliance with all applicable Federal and state securities laws.

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                     (D)   Litigation.  Except as set forth in the SEC Documents
or on Schedule 4.7 to the Stock Purchase Agreement, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Best Knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, if determined adversely against the Company and its subsidiaries could reasonably be expected to have a Material Adverse Effect There is no judgment, decree or order against the Company or any of its subsidiaries or, to the Best Knowledge of the Company, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect.

                     (E) Representations Complete None of the representations or warranties made by the Company herein or in any Schedule attached hereto, or in any certificate furnished by the Company pursuant to this Agreement contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

                  4. Representations and Warranties of the Management Group Stockholders.

                  Each of the Management Group Stockholders jointly and severally represent and warrant to the Fund as follows:

                     (A) Authorization. This Agreement and all documents and instruments executed pursuant hereto, are legal, valid and binding obligations of each Management Group Stockholder, enforceable against each Management Group Stockholder in accordance with their terms. The execution and delivery of this Agreement by each Management Group Stockholder does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) if applicable, any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of each Management Group Stockholder, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to each Management Group Stockholder or any of its properties or assets.

                     (B) Ownership. Each Management Group Stockholder (i) owns, beneficially or of record, that number of Shares set forth opposite such Management Group Stockholder's name on Schedule B hereto free and clear of all Encumbrances and (ii) does not own, beneficially or of record, any other shares of Common Stock.

                     (C) Material Contracts. Each Management Group Stockholder is in compliance with the provisions of all material contracts to which each such Management Group Stockholder is a party, and there is no default or event that with or without notice or lapse of time, or both, would constitute a default or event of acceleration by any party to any of such contracts or would give either party the right to terminate, modify, cancel or exercise any remedy under any of such contracts. The Management group Stockholders have not given or received


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

any notice or other communication (oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under any such contract and has no knowledge or reason to believe that any party to any of such contracts intends to cancel or terminate any such contract or to exercise or not exercise any options under any such contract.

                     (D) Ownership. Each Management Group Stockholder (i) owns, beneficially or of record, that number of Shares set forth opposite such Management Group Stockholder's name on Schedule B hereto free and clear of all Encumbrances and (ii) does not own, beneficially or of record, any other shares of Common Stock.

                  5. Transferability. The Company and each Stockholder agree that the Shares may be transferred only in accordance with the provisions set forth herein and only if the transferee of such Shares agrees in writing to be bound by the provisions hereof by executing a counterpart signature page to this Agreement. Any transfer by a Stockholder not in accordance with the preceding sentence shall be void, ab initio.

                  For the purposes of this Agreement, the term "transfer" shall mean any sale, exchange, gift, bequest, hypothecation, pledge or grant of a security interest or any other disposition of the Shares, or of any interest in the Shares, whether voluntary or by operation of law, that would change the legal or beneficial ownership of the Shares. The term "transfer" includes, without limitation, any transaction that creates a form of joint ownership in the Shares between the transferor and one or more person (whether or not that other person is the spouse of the transferor) or any transaction that creates or grants an option, warrant, or right to obtain an interest in the Shares.

                  6. Rights of First Offer.

                     (A) The Company shall not offer, issue or sell any shares of capital stock of the Company, or any warrants or options to purchase or rights to subscribe for or any other securities convertible into or exchangeable for shares of capital stock of the Company, or enter into any agreements or commitments pursuant to which the Company may become obligated to issue any shares of capital stock, warrants, options, rights or securities convertible into or exchangeable for capital stock of the Company, unless the Company shall first offer to the Investor Group, the Investor Group's Proportionate Percentage (as hereinafter defined) of the securities proposed to be offered by the Company; provided, however that this Section 6, shall not apply to (i) shares of Common Stock or warrants, options, rights or securities convertible into or exchangeable for capital stock of the Company issued as consideration in the acquisition by the Company of the stock or assets of another company, which acquisition and issuance has been approved by the Board of Directors of the Company, including the Fund Director (as hereinafter defined), (ii) any shares of Common Stock or warrants, options, rights or securities convertible into or exchangeable for capital stock of the Company issued in connection with any pro rata stock split, stock dividends or similar event affecting the Common Stock; and (iii) shares of Common Stock issued pursuant to the exercise of currently outstanding warrants or options or any options which may be issued under the Company's currently existing Stock Option Plan. The offer shall be effected by delivery of written notice thereof by the Company to the Investor Group, which notice shall contain (i) a description of the securities being offered, (ii) the amount and type of consideration which the Company will receive for each such security, (iii) the aggregate amount of securities being offered, (iv) the manner of distribution of the securities and


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(v) any other information which is material to a decision to accept or reject the offer. Such offer shall remain open for a period of twenty-five (25) days from receipt thereof.

                     (B) Notice of the Investor Group's intention to accept in whole or in part any offer made pursuant to Section 6(A) hereof shall be evidenced by a writing delivered to the Company prior to the end of the twenty-five (25) day period of such offer, setting forth that portion of the securities offered as the Investor Group elects to purchase (the "Notice of Acceptance").

                     (C) In the event that a Notice of Acceptance is not given by the Investor Group, the Company shall have one hundred and twenty (120) days from the expiration of the foregoing twenty-five (25) day period, to sell all or any part of such securities offered as to which a Notice of Acceptance has not been given by the Investor Group to any other person or persons, but only upon terms and conditions which are no more favorable to such other person or persons or less favorable to the Company than those set forth in the original offer.

                     (D) In each case, any securities offered but not purchased by the Investor Group or other person or persons in accordance with
Section 6(C) may not be sold or otherwise disposed of until they are again offered to the Investor Group under the procedures specified in this Section 6.

                     (E) For purposes of this Section 6, the term "Proportionate Percentage" shall mean, as to the Investor Group, the result, expressed as a percentage, obtained by dividing (i) the number of shares of Common Stock held by the Investor Group (including any shares obtainable by the Investor Group upon the conversion or exercise of convertible securities, options, rights or warrants) by (ii) the number of shares of Common Stock then outstanding (including any shares obtainable by the Investor Group upon the conversion or exercise of convertible securities, options, rights or warrants).

                  7. Co-Sale Rights

                     (A) If at any time one or more Management Group Stockholders (the "Seller") desires to sell, directly or indirectly, in one or a series of related transactions, more than twenty percent (20%) of the aggregate number of Shares held by the Seller at such time pursuant to a bona fide offer or offers from a third party or parties (the "Proposed Transferee"), the Seller shall submit a written notice (the "Notice") of such proposed sale of such Shares (the "Offered Shares") to the Investor Group. The Notice shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of Shares owned by the Seller, the terms and conditions, including price, of the proposed sale, that the Proposed Transferee has been informed of the rights and obligations provided for in this Section 7 and has agreed to purchase the Offered Shares in accordance with the terms of this Agreement, and any other material facts relating to the proposed sale.

                     (B) If upon receipt of a Notice pursuant to Section 7(A) above, the Investor Group desires to sell any or all of its pro rata portion ("Pro Rata Portion") of Common Stock held by the Investor Group at such time, then the Investor Group shall have the right, exercisable upon written notice (the "Co-Sale Acceptance Notice") to the Seller, given within thirty (30) days after the Notice has been delivered pursuant to Section 7(A) above, to participate in the proposed sale of the Offered Shares pursuant to the terms and conditions specified in the proposed sale of the Offered Shares pursuant to the terms and conditions specified in the


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

Notice, and the Seller shall require the Proposed Transferee designated in the Notice to purchase any or all of the Investor Group's Pro Rata Portion of Common Stock. The Co-Sale Acceptance Notice shall state the number of Shares the Investor Group proposes to include in such proposed sale to the Proposed Transferee (the "Co-Sale Shares"). Any such sale by the Investor Group shall be at the same price per share (including type of consideration) paid by the Proposed Transferee and otherwise on identical terms and conditions as received by the Seller in its sale to the Proposed Transferee; provided, however, that if the Proposed Transferee is unable or unwilling to purchase the Co-Sale Shares from the Investor Group, the total number of Shares to be sold to such Proposed Transferee shall be allocated between the Seller and the Investor Group on a pro rata basis.

                     (C) If no Co-Sale Acceptance Notice is received by the Seller during the 30-day period referred to in Section 7(B) above, then the Seller shall have the right to sell the Offered Shares to the Proposed Transferee at any time within 120 days after the date of the Notice, subject to the other provisions of this Agreement. Any such sale to the Proposed Transferee shall be at the price and upon the terms and conditions specified in the Notice. Any Offered Shares not sold within such 120 day period shall continue to be subject to the requirements of this Section 7.

                     (D) Notwithstanding anything to the contrary contained in Sections 7(A) through 7(C) above, if at any time, a Management Group Stockholder desires to sell, directly or indirectly, in one or a series of related transactions, more than forty nine percent (49%) of the aggregate number of Shares owned or controlled by such Management Group Stockholder at such time pursuant to a bona fide offer or offers from a third party or parties (the "Management Group Proposed Transferee"), such Management Group Stockholder shall submit a written notice (the "Management Group Notice") of such proposed sale of such Shares (the "Management Group Offered Shares") to the Investor Group. The Management Group Notice shall disclose the identity of the Management Group Proposed Transferee, the Management Group Offered Shares proposed to be sold, the total number of Shares owned by the Management Group Stockholder, the terms and conditions, including price, of the proposed sale, that the Proposed Transferee has been informed of the rights and obligations provided for in this
Section 7 and has agreed to purchase the Management Group Offered Shares in accordance with the terms of this Agreement, and any other material facts relating to the proposed sale.

                     (E) If upon receipt of a Management Group Notice pursuant to Section 7(D) above, the Investor Group desires to sell any or all of the Investor Group's Shares, then the Investor Group shall have the right, exercisable upon written notice (the "Management Co-Sale Acceptance Notice") to the Management Group Stockholder, given within thirty (30) days after the Management Group Notice has been delivered pursuant to Section 7(D) above, to participate in the proposed sale of the Management Group Offered Shares pursuant to the terms and conditions specified in the Management Group Notice, and the Management Group Stockholder shall require the Management Group Proposed Transferee designated in the Management Group Notice to purchase any or all of the Investor Group's Shares. The Management Co-Sale Acceptance Notice shall state the number of Shares the Investor Group proposes to include in such proposed sale to the Proposed Management Group Transferee (the "Management Co-Sale Shares"). Any such sale by the Investor Group shall be at the same price per share (including type of consideration) paid by the Management Group Proposed Transferee and otherwise on identical terms and conditions as received by the Management Group Stockholder in its sale to


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

the Management Group Proposed Transferee. In the event that the Management Group Proposed Transferee does not purchase the Management Co-Sale Shares from the Investor Group pursuant to a timely delivered Management Group Co-Sale Acceptance Notice as required by this Section 7, then the Management Group Stockholder shall not be permitted to, and shall not, sell any Management Group Offered Shares to the Management Group Proposed Transferee in the proposed sale.

                     (F) If no Management Group Co-Sale Acceptance Notice is received by the Management Group Stockholder during the 30-day period referred to in Section 7(E) above, then the Management Group Stockholder shall have the right to sell the Management Group Offered Shares to the Management Group Proposed Transferee at any time within 120 days after the date of the Management Group Notice, subject to the other provisions of this Agreement. Any such sale to the Management Group Proposed Transferee shall be at the price and upon the terms and conditions specified in the Management Group Notice. Any Management Group Offered Shares not sold within such 120-day period shall continue to be subject to the requirements of this Section 7.

                     (G) In the event that any Management Group Stockholder desires to transfer, in the aggregate, at any time or from time to time 20% (twenty percent) or less of the aggregate number of Shares held by such Management Group Stockholder, the Investor Group shall have no rights with respect to such transfer.

                  Notwithstanding anything to the contrary contained in this
Section 7, the foregoing Co-Sale rights shall not apply to any Shares that are offered for sale or are sold in a public market transaction.

                  8. (A) Right of the Investor Group to Elect Board Member. So long as at least 750,000 of the issued and outstanding shares of Common Stock (including shares obtainable upon exercise of the Warrants) are held by the Investor Group, the Investor Group shall have the right to nominate one member of the Board of Directors, and the Company, the Management Group Stockholders and the Investor Group agree to take any and all action, including voting all of their shares of Common Stock, which may be necessary to cause the election to the Board of Directors of the person nominated by the Investor Group (the "Fund Director"). The Investor Group shall have the right to require the resignation of its nominee and his or her replacement with another nominee of the Investor Group.

                     (B) Right of the Management Group Stockholders to Elect Board Members. The Management Group Stockholders and the Fund agree that (i) Shampi Investment, A.E.C. shall have the right to nominate two members of the Board of Directors; (ii) BigBurger Ltda. shall have the right to nominate one member of the Board of Directors; and (iii) Lawrence Burstein, John Cattier, Barry Goldin and Barry W, Ridings (the "Burstein Group"), shall have the right, as a group, to nominate two members of the Board of Directors. The Company, the Management Group Stockholders and the Investor Group agree to take any and all action, including voting all of their shares of Common Stock, which may be necessary to cause the election to the Board of Directors of the person nominated by each of Shampi Investment, A.E.C., BigBurger Ltda. and the Burstein Group.

                  (C) Approval of Budgets. The Company shall prepare and submit to the Investor Group for approval, an annual operating and capital budget, and shall not permit, without the prior written consent of the Investor Group, any variation by more than 5% from the amounts set forth in such budgets for indebtedness, capital expenditures, fixed costs and the ratio of total liabilities to total assets, provided that the Investor Group shall exercise such approval right in what it in good faith believes to be in the best interests of the Company and its stockholders.

                  9. Covenants. The Company shall not and each of the Management Group Stockholders in their capacity as shareholders, officers and directors, to the extent applicable, shall cause the Company not to, directly or indirectly, without the prior written consent or approval of the Investor Group, undertake or agree to undertake any of the following actions: (i) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to any other company, companies, entity or entities; provided, however that nothing contained in this Section 9(i) shall restrict the Board of Directors of the Company from taking any action necessary to fulfill its fiduciary duties; (ii) purchase, lease or otherwise acquire all or substantially all of the properties or assets of another corporation or entity; (iii) during the first three (3) years after the Closing Date, make any payment on account of the purchase, redemption or other retirement of any shares of its capital stock and thereafter, make any payment on account of the non pro rata purchase, redemption or other retirement of any shares of its capital stock; (iv) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other company, companies, entity or entities, provided that any wholly-owned subsidiary of the Company may merge or consolidate with or into another wholly-owned subsidiary of the Company, provided, however that nothing contained in this Section 9(iv)shall restrict the Board of Directors of the Company from taking any action necessary to fulfill its fiduciary duties; (v) voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution; (vi) take any action to cause an amendment to the Certificate of Incorporation or By-Laws of the Company which would affect the rights or obligations of any of the Stockholders; (vii) enter into any agreements or transactions between the Company or any affiliate thereof and the CEO, CFO, COO and President of the Company or any Management Group Stockholder or any of their respective affiliates; (viii) issue or agree to issue any shares of preferred equity at any price or any shares of common equity or any security, right, option or warrant convertible into or exercisable for, shares of the Company's stock, in either case, at a lower per share price than that paid by the Investor Group for its Shares; provided, however that this Section 9(viii), shall not apply to (a) shares of Common Stock or warrants, options, rights or securities convertible into or exchangeable for capital stock of the Company issued as consideration in the acquisition by the Company of the stock or assets of another company, provided that such acquisition and issuance has been approved by the Board of Directors of the Company, including the Fund Director, (b) any shares of Common Stock or warrants, options, rights or securities convertible into or exchangeable for capital stock of the Company issued in connection with any pro rata stock split, stock dividends or similar event affecting the Common Stock, and (c) shares of Common Stock issued pursuant to the exercise of currently outstanding warrants or options or any options which may be issued under the Company's currently existing Stock Option Plan; (ix) increase the number of persons serving on the Board; (x) make any significant changes in the Company's or its subsidiaries' accounting policies, unless required by law; (xi) permit material deviations from the business strategy provided to the Investor Group, attached hereto as Schedule C (the "Business Plan"), such as any expansion of the Company's business outside of Brazil or any change in the fundamental nature of the business of the Company as conducted on the Closing


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


Date (i.e., Hamburger Fast Food Restaurants); (xii) change any component of the current compensation of the CEO, CFO, COO and President of the Company, which compensation shall include salary, bonus, stock options and fringe benefits;
(xiii) declare any dividends; (xiv) adopt or amend any stock option, stock purchase or similar plan.

                  10. Covenants of the CEO. For a period of five years from the Closing Date or for so long as Peter van Voorst Vader is an officer, director or consultant of the Company, whichever is shorter, provided that in no event shall such period be less than three years from the Closing Date, Peter van Voorst Vader shall not, directly or indirectly, without the prior written consent of the Investor Group, (i) sell, in any three year period, more than 100,000 of the Shares directly or indirectly owned (beneficially or of record) or controlled by him, including the Shares owned of record by Shampi Investment A.E.C. but beneficially owned by Peter van Voorst Vader or (ii) sell at any time or from time to time after the Closing Date, an aggregate of more than 300,000 of the Shares directly or indirectly owned (beneficially or of record) or controlled by him, including the Shares owned of record by Shampi Investment A.E.C. but beneficially owned by Peter van Voorst Vader.

                  11. Additional Rights. In the event that, at the end of fiscal 1999, 2000 or 2001, the Company has failed to achieve 75% of projected cumulative EBITDA as set forth in Schedule D hereto measured for the period from January 1, 1997 to December 31, 1999, 2000 or 2001, as the case may be, the Investor Group shall have the right to (A) nominate 2 additional Board members within thirty days of the completion of the audited financial statements for fiscal 1999, (B) 1 additional Board member within thirty days of the completion of the audited financial statements for fiscal 2000 and (C) in the event that the Investor is not entitled to nominate an additional Board member pursuant to Section (B) hereof, 1 additional Board member within thirty days of the completion of the audited financial statements for fiscal 2001, as the case may be, and the Company and each of the Management Group Stockholders, in their capacity as stockholders, officers and directors, to the extent applicable, agree to take any and all action, including voting their respective shares of Common Stock for such nominee, causing the resignation of any Management Group Stockholder nominee, if applicable, and expanding the number of Board members, all as may be required in accordance with this Section 11, in order to cause such nominee to be elected to the Board; provided, however that if the average per share price of the Common Stock for the thirty trading days ending on December 31, 1999, December 31, 2000 or December 31, 2001, as the case may be, is $6.00 or higher, $7.00 or higher, or $8.00 or higher, respectively, the Investor Group shall not have the right to nominate additional Board members that it otherwise has the right to nominate on such date.

                      Notwithstanding the provisions of Section 8 hereof, the Management Group Stockholders agree that if the Investor Group is entitled under this Section 11 to (i) nominate 2 additional Board members pursuant to 11(A) above, a nominee of the Management Group Stockholders who is serving as a member of the Board at such time shall resign and the number of members of the Board shall be increased by one; (ii) nominate 1 additional Board member pursuant to 11(B) above, a nominee of the Management Group Stockholders who is serving as a member of the Board at such time shall resign; and (iii) nominate 1 additional Board member pursuant to 11(C) above, a nominee of the Management Group Stockholders who is serving as a member of the Board at such time shall resign. For purposes of (i), (ii) and (iii), the nominee of the Management Group Stockholders who shall be required to resign shall be designated by the Management Group Stockholders; provided, however, that in the event the

Management Group Stockholders can not agree as to which member of the Board shall be required to resign, the Investor Group, in its sole discretion may designate such member and such designee shall resign.

                  12. Investor Group Action. Any action, consent or approval required to be obtained or taken by the Investor Group shall be deemed to have been obtained or taken if Shares representing 662/3% of the Shares held by the Investor Group take such action or provide such consent or approval.

                  13. Existing Voting Agreement. The Company and certain of the Management Group Stockholders, effective as of March 19, 1996 had entered into an agreement (the "Original Agreement") with respect to the voting of the shares of Common Stock owned by each of such Management Group Stockholders and a limitation, effective through September 1996, on the disposition of shares owned by Shampi Investment, A.E.C (the "Limitation"), which Original Agreement, with the exception of the Limitation which remained in full force and effect, was replaced and superseded in its entirety by an agreement (the "Voting Agreement") dated as of March 19, 1996, by and between, Lawrence Burstein, John Cattier, Barry L. Goldin and Barry W. Ridings, Shampi Investments, A.E.C. and BigBurger Ltda. The Company and the Management Group Stockholders agree that the Limitation and the Voting Agreement are hereby replaced and superseded in their entirety by this Agreement.

                  14. Employment Agreements. Each of the Management Group Stockholders party to a severance agreement ("Severance Agreement") with the Company hereby agrees that the acquisition by the Fund of the Shares will not constitute a Change of Control, as such term is defined in each Severance Agreement.

                  15. No Waiver. Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other terms or conditions, nor shall any failure to enforce any provision of this Agreement operate as a waiver of such provision or any other provision.

                  16. Successor and Assigns. The rights, benefits and obligations of the Company under this Agreement and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. Subject to the limitations set forth herein, this Agreement shall inure to the benefit and be binding upon the Stockholders' heirs, successors, assigns and transferees, provided that the requirements set forth in Section 5 hereof are satisfied.

                  17. (A) Company Indemnification. The Company shall, with respect to the representations, warranties, agreements and covenants made by it herein or in any certificate or other instrument delivered by it pursuant hereto or in connection with the transactions contemplated hereby, indemnify, defend and hold the Investor Group harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any of such representations, warranties, agreements or covenants of the Company.

                      (B) Management Group Stockholder Indemnification. Each Management Group Stockholder shall jointly and severally, with respect to the representations, warranties and agreements made by the Management Group Stockholders herein or in any certificate or other instrument delivered by them pursuant hereto or in connection with the transactions contemplated hereby, indemnify, defend and hold the Investor Group harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any such representations, warranties, agreements or covenants of the Management Group Stockholders.

                  18. Remedies. In case any one or more of the covenants set forth in this Agreement shall have been breached by the Company or any of the Management Group Stockholders, the Investor Group may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant contained in this Agreement.

                  19. Entire Agreement. This Agreement constitutes the entire agreement among the parties. This Agreement may not be amended or modified, except in writing, and signed by (i) the Company, (ii) holders of sixty-six and two-thirds percent (66-2/3%) of the Shares then held by the Investor Group and
(iii) holders of sixty-six and two-thirds percent (66-2/3%) of the Shares then held by the Management Group Stockholders.

                  20. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. To that end, the provisions of this Agreement are to be severable.

                  21. Termination. The provisions of this Agreement shall terminate when the Investor Group no longer holds more than 750,000 of the outstanding shares of Common Stock (including shares obtainable upon the exercise of the Warrants).

                  22. Notice. All notices, request, consents and other communications hereunder to any party shall be deemed sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing in accordance with the provisions of this Section 22:

                  (i) if to the Company, to

                  Brazil Fast Food Corp.
                  Praia do Flamengo
                  200-22(degree): Andar
                  CEP 22210-030
                  Rio de Janeiro, Brazil
                  Attention: Peter van Voorst Vader
                  with a copy to:

                  Cooperman Levitt Winikoff Lester & Newman, P.C.
                  800 Third Avenue
                  New York, NY  10022
                  Attn:  Ira Roxland, Esq.

                  (ii) if to the Fund, to

                  AIG Latin America Equity Partners, Ltd.
                  c/o AIG Latin America Investment Advisors, Inc.
                  80 Pine Street, 14th Floor
                  New York, NY  10005
                  Attention: Alberto Marcel


                  with a copy to:

                  Curtis, Mallet-Prevost, Colt & Mosle
                  101 Park Avenue, 35th Floor
                  New York, NY  10178
                  Attn:  Lawrence Goodman, Esq.

                  (iii) if to a Management Group Stockholder, to the registered address of such Stockholder, as such appears on the record books of the Company


                  All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery and (b) in the case of mailing, on the third business day following the date of such mailing.

                  23. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to its conflicts of laws principles).

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be signed and each Stockholder has executed this Agreement as of the date shown below.

                                        BRAZIL FAST FOOD CORP.



Dated:  August 11, 1997                 By:  /s/ P. Van Voorst Vader
                                             ------------------------------
                                             Name:  P. Van Voorst Vader
                                             Title: Chief Executive Officer


                                        AIG LATIN AMERICA EQUITY PARTNERS, LTD.



Dated:  August 11, 1997                 By:  /s/ Alberto Marcel
                                             -----------------------------
                                            Name:  Alberto Marcel
                                            Title: Chief Executive Officer

                                   SCHEDULE A

                          MANAGEMENT GROUP STOCKHOLDERS


Dated:  August 11, 1997                                         /s/ Peter van Voorst Vader
                                                                ----------------------------------
                                                                Peter van Voorst Vader

Dated:  August 11, 1997                                         /s/ Rogerio Carlos Lamim Braz
                                                                ----------------------------------
                                                                Rogerio Carlos Lamim Braz

Dated:  August 11, 1997                                         /s/ Marcos Bastos Rocha
                                                                ----------------------------------
                                                                Marcos Bastos Rocha

Dated:  August 11, 1997                                         /s/ Omar Carneiro da Cunha
                                                                ----------------------------------
                                                                Omar Carneiro da Cunha

Dated:  August 11, 1997                                         /s/ Ian S. Barnett
                                                                ----------------------------------
                                                                Ian S. Barnett

Dated:  August 11, 1997                                         /s/ Lawrence Burstein
                                                                ----------------------------------
                                                                Lawrence Burstein

Dated:  August 11, 1997                                         /s/ Jose Ricardo Bosquet Bomeny
                                                                ----------------------------------
                                                                Jose Ricardo Bosquet Bomeny

Dated: August 11, 1997                                          /s/ Peter van Voorst Vader
                                                                ----------------------------------
                                                                Shampi Investment A.E.C.

Dated:  August 11, 1997                                         /s/ Lawrence Burstein
                                                                ----------------------------------
                                                                Trinity Capital

Dated:  August 11, 1997                                         /s/ John Cattier
                                                                ----------------------------------
                                                                John Cattier

Dated:  August 11, 1997                                         /s/ Barry Goldin
                                                                ----------------------------------
                                                                Barry Goldin

Dated:  August 11, 1997                                         /s/ Barry W. Ridings
                                                                ----------------------------------
                                                                Barry W. Ridings

Dated:  August 11, 1997                                         /s/ Jose Ricardo Bosquet Bomeny
                                                                ----------------------------------
                                                                BigBurger Ltda.

Dated:  August 11, 1997                                         /s/ Omar Carneiro da Cunha
                                                                ----------------------------------
                                                                Seaview Venture Group



                                  SCHEDULE B

                        MANAGEMENT GROUP STOCKHOLDERS

                  OWNERSHIP OF SHARES, WARRANTS AND OPTIONS



               NAME                                           SHARES            WARRANTS          OPTIONS
               ----                                           ------            ---------         -------
Peter van Voorst Vader                                         23,000                              185,000


Rogerio Carlos Lamim Braz                                       5,000                              120,000


Marcos Bastos Rocha                                                                                 35,000


Omar Carneiro da Cunha                                         20,000                               50,000


Ian S. Barnett                                                 11,111                               35,000


Lawrence Burstein                                             225,556           100,000             35,000


Jose Ricardo Bosquet Bomeny                                                                         35,000


Shampi Investment A.E.C.                                      453,450


Trinity Capital                                                11,111


John Cattier                                                   27,668            39,000


Barry Goldin                                                  187,875           100,000


Barry W. Ridings                                               13,779            39,000


BigBurger Ltda                                              1,520,000

Seaview Venture Group                                         453,450

